Exhibit 99.1

Lindblad Expeditions Holdings, Inc. Reports

2022 Fourth Quarter Financial Results and Full Year Financial Results

Full Year 2022 Highlights:

●	Total revenue increased $274.4 million versus 2021 and $78.4 million compared with full year of 2019

●	Net loss available to stockholders improved $8.6 million versus 2021

●	Adjusted EBITDA improved $52.5 million versus 2021

●	Lindblad segment Net Yield per Available Guest Night increased 11% to $978

●	Strong reservations for future travel with bookings for 2023 47% ahead of bookings for 2019 at the same point in 2019

●	Further increased financial flexibility with refinancing of existing term loan and revolving credit facilities through issuance of new senior secured notes

●	Launched the 48 passenger National Geographic Islander II, replacing the National Geographic Islander in the Galapagos

●	Solidified operating rights in the Galapagos Islands with extension of existing cupos for an additional 20-year period

NEW YORK, February 28, 2023 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the “Company” or “Lindblad”), a global provider of expedition cruises and adventure travel experiences, today reported financial results for the fourth quarter and full year ended December 31, 2022.

Dolf Berle, Chief Executive Officer, said “Throughout 2022, Lindblad generated strong revenue growth as we successfully ramped our operations, returning to geographies we have been exploring for decades. We also expanded our product offerings, with broader utilization of our two new polar ships and further integration of our three acquired land-based travel companies.  More travelers than ever before are looking for authentic and immersive experiences in unique destinations and with a proven track record of delivering high-quality expeditions in the world’s most remarkable geographies, Lindblad is distinctly positioned to capitalize on this growing demand. In 2023, we expect to further harness the expanded earnings power of the Company and deliver strong growth from pre-pandemic levels, while continuing to build long-term shareholder value.”

FULL YEAR RESULTS

Tour Revenues

Full year tour revenues of $421.5 million increased $274.4 million as compared to the same period in 2021. The increase was driven by a $195.6 million increase at the Lindblad segment and a $78.8 million increase at the Land Experiences segment, primarily due to the ramp in expeditions and trips and higher pricing. The Land Experiences segment also includes a full year of results for Off the Beaten Path LLC (“Off the Beaten Path”), DuVine Cycling + Adventure (“DuVine”) and Classic Journeys, LLC (“Classic Journeys”), which were acquired during 2021.

Net Income

Net loss available to stockholders for the full year was $116.1 million, $2.23 per diluted share, as compared with net loss available to stockholders of $124.7 million, $2.41 per diluted share, in 2021. The $8.6 million improvement primarily reflects the ramp in operations, partially offset by a $12.9 million increase in interest expense due to additional borrowings and higher rates, a $8.1 million increase in tax expense and a $4.5 million increase in depreciation and amortization, primarily due to the addition of the National Geographic Resolution to the fleet in September 2021. Additionally, other income declined by $15.8 million primarily due to $10.9 million of costs related to refinancing the Company’s term loan and revolving credit facilities and a $3.8 million decrease in 2022 versus 2021 for income recognized through utilization of the grant for the Coronavirus Economic Relief for Transportation Services (“CERTS”) Act for covered expenses.

Adjusted EBITDA

Full year Adjusted EBITDA loss of $11.5 million improved $52.5 million as compared to the same period in 2021 driven by a $38.1 million improvement at the Lindblad segment and a $14.4 million increase at the Land Experiences segment.

Lindblad segment Adjusted EBITDA loss of $29.2 million improved $38.1 million as compared to 2021, primarily from increased tour revenues, partially offset by higher cost of tours and increased personnel costs from the ramp in operations, higher commissions related to the revenue and bookings increase and higher marketing costs to drive future growth.

Land Experiences segment Adjusted EBITDA of $17.6 million increased $14.4 million as compared to 2021, primarily due to additional trips, partially offset by higher cost of tours and increased personnel costs from the ramp in operations and increased marketing costs to drive future bookings. The Land Experiences segment also includes a full year of results for Off the Beaten Path, DuVine and Classic Journeys, which were acquired during 2021.

FOURTH QUARTER RESULTS

Tour Revenues

Fourth quarter tour revenues of $118.0 million increased $52.4 million as compared to the same period in 2021. The increase was driven by a $37.8 million increase at the Lindblad segment and a $14.6 million increase at the Land Experiences segment, primarily due to the ramp in expeditions and trips compared with the fourth quarter a year ago and higher pricing. The Land Experiences segment also includes a full quarter of results for Classic Journeys, which was acquired during the fourth quarter of 2021.

Net Income

Net loss available to stockholders for the fourth quarter was $33.2 million, $0.63 per diluted share, as compared with net loss available to stockholders of $27.8 million, $0.54 per diluted share, in the fourth quarter of 2021. The $5.4 million decrease primarily reflects the ramp in operations, which was offset by a decline in other income of $11.5 million primarily due to the utilization in the fourth quarter of 2021 of the CERTS grant for covered expense. The fourth quarter of 2022 also included an increase in tax expense of $4.8 million and an increase in interest expense of $3.9 million due to additional borrowings and higher rates.

Adjusted EBITDA

Fourth quarter Adjusted EBITDA loss of $2.7 million improved $11.0 million as compared to the same period in 2021 driven by a $10.3 million improvement at the Lindblad segment and a $0.7 million increase at the Land Experiences segment.

Lindblad segment Adjusted EBITDA loss of $5.6 million improved $10.3 million as compared to the same period in 2021, primarily from increased tour revenues, partially offset by higher cost of tours and increased personnel costs from the ramp in operations, higher commissions related to the revenue and bookings increase and higher marketing costs to drive future growth.

Land Experiences segment Adjusted EBITDA of $2.9 million increased $0.7 million as compared to 2021, primarily due to additional trips, partially offset by higher cost of tours, increased personnel costs related to the ramp in operations and increased marketing costs to drive future bookings. The Land Experiences segment also includes a full quarter of results for Classic Journeys, which was acquired during the fourth quarter of 2021.

	For the three months ended December 31,				For the years ended December 31,
(In thousands)	2022	2021	Change	%	2022	2021	Change	%
Tour revenues:
Lindblad	$80,386	$42,578	$37,808	89%	$278,449	$82,842	$195,607	236%
Land Experiences	37,572	22,975	14,597	64%	143,051	64,265	78,786	123%
Total tour revenues	$117,958	$65,553	$52,405	80%	$421,500	$147,107	$274,393	187%
Operating income (loss):
Lindblad	$(17,490)	$(30,860)	$13,370	43%	$(77,871)	$(111,477)	$33,606	30%
Land Experiences	2,192	1,332	860	65%	14,825	646	14,179	NM
Total operating loss	$(15,298)	$(29,528)	$14,230	48%	$(63,046)	$(110,831)	$47,785	43%
Adjusted EBITDA:
Lindblad	$(5,594)	$(15,861)	$10,267	65%	$(29,154)	$(67,242)	$38,088	57%
Land Experiences	2,891	2,182	709	32%	17,628	3,199	14,429	451%
Total adjusted EBITDA	$(2,703)	$(13,679)	$10,976	80%	$(11,526)	$(64,043)	$52,517	82%

Balance Sheet and Liquidity

As of December 31, 2022, the Company had $87.2 million in unrestricted cash and $28.8 million in restricted cash, primarily related to deposits on future travel originating from U.S. ports and credit card reserves.

As of December 31, 2022, the Company had a total debt position of $565.8 million and was in compliance with all of its applicable debt covenants. During May 2022, the Company further amended its export credit agreements to extend the waiver of its net leverage coverage ratio from March 2022 through December 31, 2022.

During February 2022, the Company issued $360.0 million of 6.75% senior secured notes maturing 2027 and entered into a new $45.0 million revolving credit facility. Proceeds from the senior secured notes were used primarily to pay the outstanding borrowings under the Company's previously existing credit agreement, including the term facility, Main Street Loan and revolving credit facility.

As the Company continues to ramp up operations, it anticipates strong guest cash receipts from final payments for upcoming expeditions and trips, as well as deposits for new reservations for future travel. At the same time, monthly cash usage will increase as the Company incurs costs in operating expeditions and spends to advertise upcoming expeditions and trips. There can be no assurance that cash flows from operations will be available to fund future obligations or that it will not experience delays or cancellations with respect to the ramp of our operations.

LINDBLAD FLEET ACTIVITIES

The National Geographic Islander II launched in August 2022, replacing the National Geographic Islander, and is operating in the Galápagos Islands. The fully renovated ship is equipped to provide immersive and authentic expeditions to 48 guests who will enjoy spacious accommodations, indoor-outdoor dining options and diverse expedition tools and amenities.

FINANCIAL OUTLOOK

The Company’s current expectations for the full year 2023 are as follows:

●	Tour revenues of $550 - $575 million

●	Adjusted EBITDA of $70 - $80 million

The Company has substantial advance reservations for future travel with strong gross bookings, partially offset by short-term cancellations associated with the COVID-19 virus, instability in Peru and itinerary changes due to the Russia-Ukraine conflict. As of February 21, 2023, Lindblad segment bookings for travel during 2023 have increased 47% as compared with bookings for 2019 as of the same date in 2019.

STOCK REPURCHASE PLAN

The Company currently has a $35.0 million stock repurchase plan in place. As of February 20, 2023, the Company had repurchased 875,218 shares and 6.0 million warrants under the plan for a total of $23.0 million and had $12.0 million remaining under the plan. As of February 20, 2023, there were 53.2 million shares common stock outstanding.

NON-GAAP FINANCIAL MEASURES

The Company uses a variety of operational and financial metrics, including non-GAAP financial measures such as Adjusted EBITDA, Occupancy, Net Yields and Net Cruise Costs, to enable it to analyze its performance and financial condition. The Company utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the cruise and tourism industry to evaluate performance. The Company believes these non-GAAP measures provide expanded insight to assess revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The definitions of non-GAAP financial measures along with a reconciliation of non-GAAP financial information to GAAP are included in the supplemental financial schedules.

Conference Call Information

The Company has scheduled a conference call at 8:30 a.m. Eastern Time on February 28, 2023, to discuss the earnings of the Company. The conference call can be accessed by dialing (833) 470-1428 (United States), (833) 950-0062 (Canada) and for all other locations please visit https://www.netroadshow.com/conferencing/global-numbers?confId=47226. The access code is 587306. A replay of the call will be available at the Company’s investor relations website, investors.expeditions.com.

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that focuses on ship-based voyages through its Lindblad Expeditions brand and on land-based travel through its subsidiaries, Natural Habitat Adventures, Off the Beaten Path, DuVine and Classic Journeys.

Lindblad Expeditions works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

Natural Habitat partners with the World Wildlife Fund to offer and promote conservation and sustainable travel that directly protects nature. Natural Habitat’s adventures include polar bear tours in Churchill, Canada, Alaskan grizzly bear adventures and African safaris.

Classic Journeys is a luxury cultural walking tour company that operates a portfolio of curated tours centered around cinematic walks led by expert local guides. Classic Journeys offers active small-group and private custom journeys in over 50 countries around the world.

DuVine designs and leads luxury bike tours in the world’s most amazing destinations, from Italy’s sun-bleached villages and the medieval towns of Provence to Portugal’s Douro Valley and the vineyards of Napa, California. Guests bike, eat, drink, and sleep their way through these regions and many more while sampling the finest cuisine, hotels, and wine.

Off the Beaten Path is an outdoor, active travel company offering guided small group adventures and private custom journeys that connect travelers with the wild nature and authentic culture of their destinations. Off the Beaten Path’s trips extend across the globe, with a focus on exceptional national park experiences in the Rocky Mountains, Desert Southwest, and Alaska.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s financial projections and may also generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected. Many of these risks and uncertainties are currently amplified by, and will continue to be amplified by, or in the future may be amplified by, the COVID-19 outbreak. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following: (i) events and conditions around the world, including war and other military actions, such as the current conflict between Russia and Ukraine, inflation, higher fuel prices, higher interest rates and other general concerns about the state of the economy or other events impacting the ability or desire of people to travel; (ii) suspended operations, cancelling or rescheduling of voyages and other potential disruptions to our business and operations related to COVID-19, the Russia-Ukraine conflict, the political unrest in Peru or another unexpected event; (iii) the impacts of inflation, COVID-19 and/or the Russia-Ukraine conflict on our financial condition, liquidity, results of operations, cash flows, employees, plans and growth, fuel prices, changes in fuels consumed and availability of fuel supply in the geographies in which we operate; (iv) the impacts of inflation and negative economic conditions or negative economic outlooks on the demand for future expedition travel; (v) the loss of key employees, our inability to recruit or retain qualified shoreside and shipboard employees and increased labor costs; (vi) unscheduled disruptions in our business due to travel restrictions, weather events, mechanical failures, pandemics or other events; (vii) changes adversely affecting the business in which we are engaged; (viii) management of our growth and our ability to execute on our planned growth; (ix) our business strategy and plans; (x) our ability to maintain our relationship with National Geographic; (xi) compliance with new and existing laws and regulations, including environmental regulations and travel advisories and restrictions; (xii) compliance with the financial and/or operating covenants in our debt arrangements; (xiii) the impact of severe or unusual weather conditions, including climate change, on our business; (xiv) adverse publicity regarding the travel and cruise industry in general; (xv) loss of business due to competition; (xvi) the result of future financing efforts; (xvii) delays and costs overruns with respect to the construction and delivery of newly constructed vessels; (xiv) the inability to meet revenue and Adjusted EBITDA projections; and (xvi) those risks described in the Company’s filings with the SEC. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect the Company’s performance may be found in its filings with the SEC, which are available at http://www.sec.gov or at http://www.expeditions.com in the Investor Relations section of the Company’s website.

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share and per share data)

	As of December 31,
	2022	2021
ASSETS
Current Assets:
Cash and cash equivalents	$87,177	$150,753
Restricted cash	28,847	21,940
Short-term securities	13,591	-
Marine operating supplies	9,961	8,275
Inventories	1,965	2,278
Prepaid expenses and other current assets	41,778	27,094
Total current assets	183,319	210,340

Property and equipment, net	539,406	542,418
Goodwill	42,017	42,017
Intangibles, net	11,219	13,235
Deferred tax asset	2,167	7,609
Right-to-use lease assets	4,345	4,402
Other long-term assets	5,502	7,470
Total assets	$787,975	$827,491

LIABILITIES
Current Liabilities:
Unearned passenger revenues	$245,101	$212,598
Accounts payable and accrued expenses	71,019	49,252
Long-term debt - current	23,337	26,061
Lease liabilities - current	1,663	1,553
Total current liabilities	341,120	289,464

Long-term debt, less current portion	529,452	518,658
Lease liabilities	2,961	3,178
Other long-term liabilities	88	247
Total liabilities	873,621	811,547

Commitments and contingencies	-	-
Series A redeemable convertible preferred stock, 165,000 shares authorized; 62,000 and 80,000 shares issued and outstanding as of December 31, 2022 and 2021, respectively	69,143	83,901
Redeemable noncontrolling interests	27,886	10,626
	97,029	94,527

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; 62,000 and 80,000 Series A shares issued and outstanding as of December 31, 2022 and 2021, respectively	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized; 53,177,437 and 50,800,786 issued, 53,110,132 and 50,755,546 outstanding as of December 31, 2022 and 2021, respectively	5	5
Additional paid-in capital	83,850	58,485
Accumulated deficit	(266,530)	(136,439)
Accumulated other comprehensive loss	-	(634)
Total stockholders' deficit	(182,675)	(78,583)
Total liabilities, mezzanine equity and stockholders' deficit	$787,975	$827,491

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except share and per share data)

	For the three months ended December 31,		For the years ended December 31,
	2022	2021	2022	2021

Tour revenues	$117,961	$65,553	$421,500	$147,107

Operating expenses:
Cost of tours	75,194	51,215	283,217	124,484
General and administrative	27,409	19,321	96,291	65,445
Selling and marketing	19,803	10,804	60,996	28,484
Depreciation and amortization	10,850	13,741	44,042	39,525
Total operating expenses	133,256	95,081	484,546	257,938

Operating loss	(15,295)	(29,528)	(63,046)	(110,831)

Other (expense) income:
Interest expense, net	(10,996)	(7,142)	(37,495)	(24,578)
Loss on foreign currency	181	(100)	(1,236)	(1,265)
Other (expense) income	(390)	11,125	(307)	15,487
Total other expense	(11,205)	3,883	(39,038)	(10,356)

Loss before income taxes	(26,500)	(25,645)	(102,084)	(121,187)
Income tax expense (benefit)	5,460	631	6,076	(2,019)

Net loss	(31,960)	(26,276)	(108,160)	(119,168)
Net income (loss) attributable to noncontrolling interest	222	55	3,221	38
Net loss attributable to Lindblad Expeditions Holdings, Inc.	(32,182)	(26,331)	(111,381)	(119,206)
Series A redeemable convertible preferred stock dividend	1,053	1,327	4,671	5,289
Non-cash deemed dividend	-	170	-	170

Net loss available to stockholders	$(33,235)	$(27,828)	$(116,052)	$(124,665)

Weighted average shares outstanding
Basic	53,078,214	50,398,129	52,018,987	50,109,426
Diluted	53,078,214	50,398,129	52,018,987	50,109,426

Undistributed loss per share available to stockholders:
Basic	$(0.63)	$(0.54)	$(2.23)	$(2.41)
Diluted	$(0.63)	$(0.54)	$(2.23)	$(2.41)

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)

	For the years ended December 31,
	2022	2021
Cash Flows From Operating Activities
Net loss	$(108,160)	$(119,168)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	44,042	39,525
Amortization of National Geographic fee	-	-
Amortization of deferred financing costs and other, net	2,669	3,203
Right-of-use lease asset	608	21
Stock-based compensation	6,992	5,563
Deferred income taxes	5,481	(833)
Change in fair value of contingent acquisition consideration	(155)	-
Loss on foreign currency	1,236	1,265
Write-off of unamortized issuance costs related to debt refinancing	9,004	-
Changes in operating assets and liabilities
Marine operating supplies and inventories	(1,373)	(2,912)
Prepaid expenses and other current assets	(18,322)	(8,856)
Unearned passenger revenues	32,503	83,946
Other long-term assets	2,556	(684)
Other long-term liabilities	844	6,140
Accounts payable and accrued expenses	20,530	25,285
Operating lease liabilities	(658)	-
Net cash (used in) provided by operating activities	(2,203)	32,495

Cash Flows From Investing Activities
Purchases of property and equipment	(38,205)	(96,688)
Investments in securities	(15,000)
Proceeds from loan principal repayment	3,610	-
Acquisition (net of cash acquired)	-	(18,036)
Net cash used in investing activities	(49,595)	(114,724)

Cash Flows From Financing Activities
Proceeds from long-term debt	360,000	61,720
Repayments of long-term debt	(352,941)	(5,957)
Payment of deferred financing costs	(10,874)	(3,135)
Repurchase under stock-based compensation plans and related tax impacts	(1,056)	(2,221)
Net cash (used in) provided by financing activities	(4,871)	50,407
Net decrease in cash, cash equivalents and restricted cash	(56,669)	(31,822)
Cash, cash equivalents and restricted cash at beginning of period	172,693	204,515

Cash, cash equivalents and restricted cash at end of period	$116,024	$172,693

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$25,815	$18,260
Income taxes	309	98
Non-cash investing and financing activities:
Non-cash preferred stock dividend	$4,671	$5,289
Value of shares issued for acquisition	-	1,770
Non-cash preferred stock deemed dividend	-	170

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands)
(unaudited)

Reconciliation of Net Income to Adjusted EBITDA Consolidated
	For the three months ended December 31,		For the years ended December 31,
	2022	2021	2022	2021
Net loss	$(31,960)	$(26,276)	$(108,160)	$(119,168)
Interest expense, net	10,996	7,142	37,495	24,578
Income tax expense (benefit)	5,457	631	6,076	(2,019)
Depreciation and amortization	10,850	13,741	44,042	39,525
Gain on foreign currency	(181)	100	1,236	1,265
Other expense (income)	390	(11,125)	307	(15,487)
Stock-based compensation	1,709	1,416	6,992	5,563
Other	36	692	486	1,700
Adjusted EBITDA	$(2,703)	$(13,679)	$(11,526)	$(64,043)

Reconciliation of Operating (Loss) Income to Adjusted EBITDA Lindblad Segment
	For the three months ended December 31,		For the years ended December 31,
	2022	2021	2022	2021
Operating loss	$(17,490)	$(30,860)	$(77,871)	$(111,477)
Depreciation and amortization	10,187	12,898	41,275	37,516
Stock-based compensation	1,709	1,416	6,992	5,429
Other	-	685	450	1,290
Adjusted EBITDA	$(5,594)	$(15,861)	$(29,154)	$(67,242)

Land Experiences Segment
	For the three months ended December 31,		For the years ended December 31,
	2022	2021	2022	2021
Operating income	$2,192	$1,332	$14,825	$646
Depreciation and amortization	663	843	2,767	2,009
Stock-based compensation	-	-	-	134
Other	36	7	36	410
Adjusted EBITDA	$2,891	$2,182	$17,628	$3,199

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross Yield, Net Yield and guest metrics)
(unaudited)

Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities	For the years ended December 31,
	2022	2021
Net cash provided by operating activities	$(2,203)	$32,495
Less: purchases of property and equipment	(38,205)	(96,688)
Free Cash Flow	$(40,408)	$(64,193)

	For the three months ended December 31,		For the years ended December 31,
	2022	2021	2022	2021
Available Guest Nights	61,830	33,868	236,784	75,389
Guest Nights Sold	46,685	27,248	177,521	60,997
Occupancy	76%	80%	75%	81%
Maximum Guests	7,310	4,074	29,095	10,596
Number of Guests	5,691	3,200	22,347	8,436
Voyages	91	54	393	143

Calculation of Gross and Net Yield per Available Guest Night	For the three months ended December 31,		For the years ended December 31,
	2022	2021	2022	2021
Guest ticket revenues	$65,830	$38,071	$240,592	$76,158
Other tour revenue	14,556	4,507	37,857	6,684
Tour Revenues	80,386	42,578	278,449	82,842
Less: Commissions	(4,768)	(3,226)	(19,149)	(6,474)
Less: Other tour expenses	(6,755)	(7,465)	(27,780)	(10,076)
Net Yield	$68,863	$31,887	$231,520	$66,292
Available Guest Nights	61,830	33,868	236,784	75,389
Gross Yield per Available Guest Night	$1,300	$1,257	$1,176	$1,099
Net Yield per Available Guest Night	1,114	942	978	879

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross and Net Cruise cost Per Available Guest Night and guest metrics)
(unaudited)

Calculation of Gross Cruise Cost and Net Cruise Cost Lindblad Segment	For the three months ended December 31,		For the years ended December 31,
	2022	2021	2022	2021
Cost of tours	$56,004	$37,306	$201,255	$85,588
Plus: Selling and marketing	12,608	8,528	46,226	22,187
Plus: General and administrative	19,077	14,706	67,564	49,028
Gross Cruise Cost	87,689	60,540	315,045	156,803
Less: Commissions	(4,768)	(3,226)	(19,149)	(6,474)
Less: Other tour expenses	(6,755)	(7,465)	(27,780)	(10,076)
Net Cruise Cost	76,166	49,849	268,116	140,253
Less: Fuel Expense	(9,716)	(4,147)	(31,135)	(8,027)
Net Cruise Cost Excluding Fuel	66,450	45,702	236,981	132,226
Non-GAAP Adjustments:
Stock-based compensation	(1,709)	(1,416)	(6,992)	(5,429)
Other	-	(692)	(450)	(1,700)
Adjusted Net Cruise Cost Excluding Fuel	$64,741	$43,594	$229,539	$125,097
Adjusted Net Cruise Cost	$74,457	$47,741	$260,674	$133,124
Available Guest Nights	61,830	33,868	236,784	75,389
Gross Cruise Cost per Available Guest Night	$1,418	$1,788	$1,331	$2,080
Net Cruise Cost per Available Guest Night	1,232	1,472	1,132	1,860
Net Cruise Cost Excluding Fuel per Available Guest Night	1,075	1,349	1,001	1,754
Adjusted Net Cruise Cost Excluding Fuel per Available Guest Night	1,047	1,287	969	1,659
Adjusted Net Cruise Cost per Available Guest Night	1,204	1,410	1,101	1,766

Reconciliation of 2023 Adjusted EBITDA guidance:

(In millions)	Full Year 2023
Income before income taxes	$(25)	to	$(15)
Depreciation and amortization	50	to	50
Interest expense, net	40	to	40
Stock-based compensation	4	to	4
Other	1	to	1
Adjusted EBITDA	$70	to	$80

         A reconciliation of net income to Adjusted EBITDA is not provided because the Company cannot estimate or predict with reasonable certainty certain discrete tax items, which could significantly impact that financial measure.

Operational and Financial Metrics

Adjusted EBITDA is net income (loss) excluding depreciation and amortization, net interest expense, other income (expense), income tax (expense) benefit, (gain) loss on foreign currency, (gain) loss on transfer of assets, reorganization costs, and other supplemental adjustments. Other supplemental adjustments include certain non-operating items such as stock-based compensation, executive severance costs, the National Geographic fee amortization, debt refinancing costs, acquisition-related expenses and other non-recurring charges. We believe Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense, and other operating income and expense. We believe Adjusted EBITDA helps provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements, such as unearned passenger revenues, capital expenditures and related depreciation, principal and interest payments, and tax payments. Our use of Adjusted EBITDA may not be comparable to other companies within the industry.

The following metrics apply to the Lindblad segment:

Adjusted Net Cruise Cost represents Net Cruise Cost adjusted for Non-GAAP other supplemental adjustments which include certain non-operating items such as stock-based compensation, the National Geographic fee amortization and acquisition-related expenses.

Available Guest Nights is a measurement of capacity available for sale and represents double occupancy per cabin (except single occupancy for a single capacity cabin) multiplied by the number of cruise days for the period. We also record the number of guest nights available on our limited land programs in this definition.

Gross Cruise Cost represents the sum of cost of tours plus selling and marketing expenses, and general and administrative expenses.

Gross Yield per Available Guest Night represents tour revenues divided by Available Guest Nights.

Guest Nights Sold represents the number of guests carried for the period multiplied by the number of nights sailed within the period.

Maximum Guests is a measure of capacity and represents the maximum number of guests in a period and is based on double occupancy per cabin (except single occupancy for a single capacity cabin).

Net Cruise Cost represents Gross Cruise Cost excluding commissions and certain other direct costs of guest ticket revenues and other tour revenues.

Net Cruise Cost Excluding Fuel represents Net Cruise Cost excluding fuel costs.

Net Yield represents tour revenues less commissions and direct costs of other tour revenues.

Net Yield per Available Guest Night represents Net Yield divided by Available Guest Nights.

Number of Guests represents the number of guests that travel with us in a period.

Occupancy is calculated by dividing Guest Nights Sold by Available Guest Nights.

Voyages represent the number of ship expeditions completed during the period.